CUMBERLAND PHARMACEUTICALS REPORTS

THIRD QUARTER 2012 FINANCIAL RESULTS

- Caldolor® Pediatric Pain Study Completed

NASHVILLE, Tenn., (November 1, 2012) — Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company focused on hospital acute care and gastroenterology markets, today announced third quarter 2012 financial results.

Net Revenues: For the three months ended September 30, 2012, net revenues were $12.5 million, compared to $13.1 million in the prior year period. Prior year revenues were boosted by an increase in Acetadote volume due to shortages of competitive products.

For the nine months ended September 30, 2012, net revenues were $35.2 million compared with $38.1 million for the nine months ended September 30, 2011.

Operating Expenses: Total operating expenses for the three months ended September 30, 2012, were $9.6 million compared with $10.0 million for the prior year period. This decrease was driven by lower selling and marketing expenses associated with our new commercial strategy, partially offset by an increase in R&D expenses.

For the nine months ended September 30, 2012, total operating expenses were $29.6 million, compared to $30.0 million for the nine months ended September 30, 2011.

Net Income: Net income attributable to common shareholders for the three months ended September 30, 2012, was $1.9 million, or $0.10 per diluted share, up 11% from $0.09 per diluted share for the prior year period.

For the nine months ended September 30, 2012, net income attributable to common shareholders was $4.0 million, or $0.20 per diluted share, compared with $4.7 million, or $0.23 per diluted share, for the same period in 2011.

Cash Flow: For the nine months ended September 30, 2012, operating cash flows were $5.1 million, compared to $7.7 million for the nine months ended September 30, 2011.

Balance Sheet: As of September 30, 2012, Cumberland had total assets of $96.9 million. Cash and securities as of September 30, 2012 were $69.4 million, with approximately $50.8 million in cash and equivalents and $18.6 million in marketable securities.

“We continue to remain in a strong financial position with three marketed products, attractive margins and continued double digit earnings growth,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “We achieved another quarter of steady financial results and we remain on track to hit our 2012 guidance.”

Company Highlights

Caldolor®

In September 2012, Cumberland announced the top-line results from a clinical pediatric pain study evaluating the safety and analgesic efficacy of Caldolor® (ibuprofen) Injection in treating pain in tonsillectomy patients ranging from 6 to 16 years old.

When administered prior to surgery, Caldolor use was associated with a statistically significant reduction in the number of post-operative narcotic doses required in patients in the efficacy evaluable population. There were also consistent trends toward reduction in pain scores and the incidence of nausea and vomiting in patients receiving Caldolor. Importantly, no safety concerns were observed during this study.

This study, in combination with the ongoing work to evaluate the treatment of fever in children, will be used to pursue a pediatric indication for Caldolor.

Conference Call and Webcast

A conference call and live Internet webcast will be held on Thursday, November 1, 2012, at 4:30 p.m. Eastern Time to discuss the Company’s third quarter 2012 financial results. To participate in the call, please dial 877-303-1298 (for U.S. callers) or 253-237-1032 (for international callers). A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 855-859-2056 (for U.S. callers) or 404-537-3406 (for international callers). The Conference ID for the rebroadcast is 50483291. The live webcast and rebroadcast can be accessed via Cumberland’s website at http://investor.shareholder.com/cpix/events.cfm.

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company’s primary target markets include hospital acute care and gastroenterology. Cumberland’s marketed products include Acetadote® (acetylcysteine) Injection, for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever approved in the United States, and Kristalose® (lactulose) for Oral Solution, a prescription laxative. Cumberland is dedicated to providing innovative products that improve quality of care for patients. For more information, please visit the Company’s website at www.cumberlandpharma.com.

About Acetadote

Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is the only injectable product approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. Serious anaphylactoid reactions, including death in a patient with asthma, have been reported in patients administered acetylcysteine intravenously. Acetadote should be used with caution in patients with asthma or where there is a history of bronchospasm. The total volume administered should be adjusted for patients weighing less than 40 kg and for those requiring fluid restriction. To avoid fluid overload, the volume of diluent should be reduced as needed. If volume is not adjusted fluid overload can occur, potentially resulting in hyponatremia, seizure and death. For full prescribing information, visit www.acetadote.net.

About Caldolor

Caldolor is indicated for the management of mild to moderate pain, for management of moderate to severe pain as an adjunct to opioid analgesics, and for the reduction of fever in adults. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with asthma, urticarial, or allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. Caldolor should be used with caution in patients with prior history of ulcer disease or GI bleeding, in patients with fluid retention or heart failure, in the elderly, those with renal impairment, heart failure, liver impairment, and those taking diuretics or ACE inhibitors. Blood pressure should be monitored during treatment with Caldolor. For full prescribing information, including boxed warning, visit www.caldolor.com.

About Kristalose

Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Initial dosing may produce flatulence and intestinal cramps, which are usually transient. Excessive dosage can lead to diarrhea with potential complications such as loss of fluids, hypokalemia and hypernatremia. Nausea and vomiting have been reported. Use with caution in diabetics. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing information, visit www.kristalose.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company’s Form 10-K filed with the SEC on March 7, 2012 and Form 10-Q for the quarter ended March 31, 2012 to be filed with the SEC on or before May 15, 2012. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

Investor Contact:	Media Contact:
Elizabeth Davis Corporate Relations (615) 255-0068 edavis@cumberlandpharma.com	Rebecca Kirkham Lovell Communications (615) 297-7766 rebecca@lovell.com

SOURCE: Cumberland Pharmaceuticals Inc.

- MORE -
CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$50,801,571	$70,599,146
Marketable securities	18,559,476	—
Accounts receivable, net of allowances	5,467,455	7,082,890
Inventories	7,511,641	5,774,694
Other current assets	4,451,786	3,851,337

Total current assets	86,791,929	87,308,067

Property and equipment, net	1,120,591	1,119,339
Intangible assets, net	8,367,508	7,023,064
Other assets	653,768	67,846

Total assets	$96,933,796	$95,518,316

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$4,228,230	$1,513,548
Other current liabilities	4,429,904	5,086,400

Total current liabilities	8,658,134	6,599,948

Revolving line of credit	4,359,951	4,859,951
Other long-term liabilities	583,790	1,223,148

Total liabilities	13,601,875	12,683,047

Commitments and contingencies

Equity:
Shareholders’ equity:
Common stock — no par value; 100,000,000 shares authorized;
19,173,846 and 20,020,535 shares issued and outstanding
as of September 30, 2012 and December 31, 2011, respectively	66,756,556	70,272,155
Retained earnings	16,693,654	12,656,662

Total shareholders’ equity	83,450,210	82,928,817
Noncontrolling interests	(118,289)	(93,548)

Total equity	83,331,921	82,835,269

Total liabilities and equity	$96,933,796	$95,518,316

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Net and Comprehensive Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net revenues	$12,531,719	$13,054,278	$35,154,871	$38,110,946

Costs and expenses:
Cost of products sold	921,862	1,341,256	2,873,417	3,411,354
Selling and marketing	4,914,551	5,060,546	15,387,068	16,253,574
Research and development	1,696,592	1,233,025	4,653,957	3,269,746
General and administrative	1,901,986	2,149,364	6,331,109	6,522,874
Amortization of product
license right	117,565	171,727	344,211	515,180

Total costs and expenses	9,552,556	9,955,918	29,589,762	29,972,728

Operating income	2,979,163	3,098,360	5,565,109	8,138,218

Interest income	107,719	52,459	256,074	147,628
Interest expense	(17,222)	(33,390)	(56,369)	(329,037)

Income before income taxes	3,069,660	3,117,429	5,764,814	7,956,809

Income tax expense	(1,207,504)	(1,278,472)	(1,752,563)	(3,238,421)

Net income	1,862,156	1,838,957	4,012,251	4,718,388

Net loss at subsidiary attributable to
noncontrolling interests	7,338	8,455	24,741	27,803

Net income attributable to
common shareholders	$1,869,494	$1,847,412	$4,036,992	$4,746,191

Earnings per share attributable to common shareholders
- basic	$0.10	$0.09	$0.20	$0.23
- diluted	$0.10	$0.09	$0.20	$0.23
Weighted-average shares outstanding
- basic	19,432,715	20,327,537	19,737,216	20,414,593
- diluted	19,670,741	20,534,647	19,969,051	20,657,567

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$4,012,251	$4,718,388
Adjustments to reconcile net income to net cash flows from
operating activities:
Depreciation and amortization expense	664,369	801,483
Stock-based compensation — nonemployees	101,038	119,313
Stock-based compensation — employees	455,666	467,850
Excess tax benefit derived from exercise of stock options	(2,176,222)	(2,657,259)
Noncash interest expense	16,050	131,469
Net unrealized investment gains	(99,286)	—
Net changes in assets and liabilities affecting
operating activities:
Accounts receivable	1,615,435	640,083
Inventory	(1,736,947)	809,243
Other current assets and other assets	(1,228,382)	(1,240,700)
Accounts payable and other accrued liabilities	4,178,708	3,911,450
Other long-term liabilities	(655,201)	(9,262)

Net cash provided by operating activities	5,147,479	7,692,058

Cash flows from investing activities:
Additions to property and equipment	(293,693)	(241,885)
Purchases of marketable securities	(18,849,492)	—
Proceeds from marketable securities	389,302	—
Additions to intangibles	(1,621,100)	(140,356)

Net cash used in investment activities	(20,374,983)	(382,241)

Cash flows from financing activities:
Principal payments on note payable	—	(5,333,333)
Net (repayments) borrowings on line of credit	(500,000)	2,750,000
Proceeds from exercise of stock options	580,101	681,634
Excess tax benefit derived from exercise of stock options	2,176,222	2,657,259
Repurchase of common shares	(6,826,394)	(2,884,540)

Net cash used in financing activities	(4,570,071)	(2,128,980)

Net (decrease) increase in cash and cash equivalents	(19,797,575)	5,180,837

Cash and cash equivalents at beginning of period	70,599,146	65,893,970

Cash and cash equivalents at end of period	$50,801,571	$71,074,807

Supplemental disclosure of cash flow information:
Non-cash investing and financing activities:
Net change in unpaid additions to intangibles, property
and equipment	$95,272	$—

# # #